Consolidated Oil & Gas, Inc.
                            316 Main Street, Suite L
                                Humble, TX 77338
                                 (281) 446-7122





                                  July 26, 2006





Karen J. Garnett, Assistant Director
Securities and Exchange Commission
Division of Corporation Finance, Mail Stop 4561
450 Fifth Street, N.W.
Washington, DC   20549-4561

ATTENTION CHARITO A. MITTELMAN

                             Re:      Consolidated Oil & Gas, Inc.
                                      Form 10-SB
                                      Amendment No. 4 filed July 11, 2006
                                      File No. 0-51667

Dear Ms Garnett:

     The undersigned, as president and chief executive officer of Consolidated Oil & Gas, Inc. (the "Registrant"), requests acceleration of the effective date of the above-referenced registration statement to 4:30 P.M. Friday, July 28, 2006, or as soon thereafter as practicable.

                                      Sincerely,


                                      /s/ James C. Yeatman

                                      James C. Yeatman
                                      President and CEO